EXHIBIT 10.2
                              PROMISSORY NOTE

$750.00                                               Santa Ana, California
                                                           November 2, 2001

     THE UNDERSIGNED promises to pay to the order of Saiph Corporation at 1515 Brookhollow Drive, Suite D, Santa Ana, CA 92705, or at such other place as the holder hereof may designate in writing, the sum of seven hundred fifty dollars ($750.00), with interest thereon at the rate of 10% per annum from the date hereof. Principal and interest shall be due and payable upon demand.

     Prepayment of this note may be made at any time without penalty.

     In the event of commencement of suit to enforce payment of this note, the undersigned agrees to pay such additional sum as attorney's fees as the court may adjudge reasonable.

                                   Whitelight Technologies, Inc.

                                   By: /s/ Eric Chess Bronk
                                       Eric Chess Bronk, President